Exhibit 10.1

SHARE EXCHANGE AGREEMENT

Share Exchange Agreement, effective as of 1st day of May, 2013, among MyCause Beverages Inc. (the "Purchaser"), a corporation incorporated under the laws of the State of Delaware, and the persons named in Schedule "A" of this Agreement (the "Panacea Members") who are the owners of all of the outstanding membership interests of Panacea Beverage Company, LLC ("Panacea"), a limited liability company formed under the laws of the State of Virginia.

WHEREAS, the Panacea Members are the registered and beneficial holders of, in the aggregate and individually as set forth opposite their respective names in the attached Schedule "A", all of the issued and outstanding securities of Panacea; and

WHEREAS, the parties wish to enter into this Agreement to set forth the terms upon which the Purchaser would, in exchange for all of the membership interests in Panacea, issue shares of its common stock to the Panacea Members, who thereupon would own in the aggregate 100% of Purchaser’s issued and outstanding common stock.

NOW THEREFORE, in consideration of the covenants, agreements, representations, and warranties herein set forth and provided for, and in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree with each other as follows:

ARTICLE I
DEFINITIONS

1.01         Definitions.  Unless there is something in the context or subject matter inconsistent therewith, the following words and terms set forth in Article I shall have the following meanings:

(a)	"1933 Act" means the Securities Act of 1933, as amended, and the regulations and rules issued pursuant to such Act;

(b)
"Agreement" means this Share Exchange Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof" and similar expressions mean and refer to this Agreement and not to any particular article, section, clause or subclause of this Agreement; and "Article", "Section", "clause" or "subclause" means and refers to the specified article, section clause or subclause of this Agreement;

(c)	"Business Day" means a day other than a Saturday, Sunday or statutory holiday on which the principal commercial banks located in New York, New York, are open for business during normal banking hours;

(d)	"Closing" means the completion of the Share Exchange, which shall take place on the Closing Date at the offices of Hofheimer Gartlir & Gross, LLP in New York, New York;

(e)	"Closing Date" means a date to be agreed to between the parties hereto for the completion of the transactions contemplated by this Agreement;

(f)	"Encumbrance" means any claim, lien, security interest, mortgage, pledge, charge, encumbrance or other right of a third party of any nature or kind whatsoever, howsoever created;

(g)	"Governmental Body" means any:

(i)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii)	federal, state, local, municipal, foreign, or other government;

(iii)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(iv)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(h)
"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty including, without, limitation, those of the SEC;

(i)	"MyCause" means MyCause, Inc., a Delaware corporation;

(j)	"MyCause Share" means one fully paid and non-assessable share of the common stock, par value $0.0001, of MyCause;

(k)	"Panacea" means Panacea Beverage Company LLC, a limited liability company formed pursuant to the laws of the State of Virginia;

(l)	"Panacea Membership Interest" means a unit of membership interest, whether Class A or Class B, of Panacea;

(m)	"Person" means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

(n)	"SEC" means the Securities and Exchange Commission;

(o)	"Share Exchange" means the exchange of 20,000,000 MyCause Shares in exchange for 100% of the issued and outstanding Panacea Membership Interests in accordance with Section "A" hereof; and

(p)	"Third Party" means any Person other than the parties to this Agreement.

1.02         Number and Gender.  Where the context requires, words imparting the singular shall include the plural and vice versa, and words imparting gender shall include all genders.

1.03         Headings.  Article and Section heading contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the contents thereof and shall not be considered part of this Agreement or affect the construction or interpretation of any provision hereof.

ARTICLE II
EXCHANGE OF SHARES

2.01         Issuance of MyCause Shares.  Subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, at the Closing the Panacea Members severally agree to exchange, transfer and assign to Purchaser all of the Panacea Membership Interests they own in consideration of the issuance by Purchaser of 20,000,000 MyCause Shares, to be allocated among and issued to the Panacea Members in the respective amounts stated in Schedule "A" based on the following ratios:  (a) each of the 567 Panacea Class A Membership Interests shall be exchanged for 34,654.631 MyCause Shares; and (b) each of the 11.7 Panacea Class B Membership Interests shall be exchanged for 29,985 MyCause Shares; and at Closing the holders of the Panacea Class A Membership Interests shall own 19,649,175 MyCause Shares representing 98.24% of the total MyCause Shares to be issued and outstanding, and the holders of the Panacea Class B Membership Interests shall own 350,825 MyCause Shares representing 1.76% of the MyCause Shares to be issued and outstanding.  Inasmuch as MyCause has an authorized capitalization of 25,000,000 shares of common stock, as of the Closing there shall be issued and outstanding 20,000,000 MyCause Shares, all owned by the Panacea Members, and 5,000,000 additional MyCause Shares unissued but available for future issuance in the sole discretion of the Board of Directors of Purchaser.  In summary, at the Closing of the Share Exchange the capitalization of Purchaser shall be as follows:

	MyCause Shares Owned
Purchaser’s Stockholder Groups	Amount		%

Former Panacea Class A Members	19,649,175		98.24%
Former Panacea Class B Members	350,825		1.76%
	20,000,000	*	100.00%

*	An additional 5,000,000 MyCause Shares are authorized and available for future issuance.

2.02         Holding Period for, and Restrictive Legend on, MyCause Shares to be Issued.  Each Panacea Member acknowledges that the MyCause Shares to be issued to him pursuant to the Share Exchange are subject to a "holding period" under the 1933 Act and may not be resold unless and until such My Cause Shares are registered pursuant to an effective registration statement under the 1933 Act filed with the SEC, by Purchaser (but Purchaser has no obligation, and no intention, to file with the SEC any such registration statement for the sale by the Panacea Members of the MyCause Shares issued pursuant to this Agreement) or pursuant to registration exemptions which might be available under the 1933 Act, such as the exemption under Rule 144.  The certificates evidencing the MyCause Shares to be issued in the Share Exchange shall bear a restrictive legend substantially as set forth below:

"THE SHARES BY THIS CERTIFICATE ARE "RESTRICTED SECURITIES," AS SUCH TERM IS DEFINED IN RULE 144 UNDER THE ACT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE SOLD EXCEPT IF FIRST REGISTERED UNDER SUCH ACT OR UNDER AN EXEMPTION FROM SUCH REGISTRATION SUCH AS UNDER RULE 144."

ARTICLE III
PRESENTATIONS AND WARRANTIES

3.01         Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Panacea Members that:

(a)	Due Incorporation. Purchaser is a corporation incorporated and subsisting under the laws of the State of Delaware.

(b)
Corporate Power and Capacity:  Purchaser has full legal capacity and corporate power to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the transactions contemplated in this Agreement; all necessary corporate action has been taken or will be taken prior to the Closing Date to authorize the execution and delivery of this Agreement, and the taking or performing of such acts as are necessary or advisable for consummating the transactions contemplated in this Agreement and for fulfilling its obligations hereunder.

(c)
Due Execution and Delivery.  This Agreement has been duly executed and delivered on behalf of Purchaser and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such  terms may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforcement of creditors’ rights generally.

(d)
No Violation.  Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with and fulfillment of the terms and provisions of this Agreement, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under:

(i)	the Certificate of Incorporation or By-laws of Purchaser;

(ii)	any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which Purchaser is a party or by which it is bound;

(iii)	create or result in the imposition of any Encumbrance on any of the assets of Purchaser; or

(iv)	violate any applicable laws, rules or regulations.

(e)
Capitalization.  The authorized capital of Purchaser consists of 25,000,000 common shares, of which zero shares are issued and outstanding and of which 20,000,000 shares shall be issued and outstanding upon the Closing, all of which shares shall be held by the Panacea Members in the respective amounts set forth on Schedule A hereto.  Purchaser has not reserved for issuance any MyCause Shares or other securities except for 1,000,000 MyCause Shares to be registered under the 1933 Act as described in Section (f) below.  Purchaser’s common stock is not publicly traded and may never be publicly traded.

(f)
Future Issuance of MyCause Shares.  Following the Closing Purchaser intends to file a registration statement (the "Registration Statement") with the SEC to raise $1 million from the sale of 1,000,000 MyCause Shares at a price of $1.00 per Share, the sale of which Shares would dilute the equity interests of the Panacea Members in the Purchaser; and Purchaser has delivered the Registration Statement to each Purchaser.

(g)
Purchaser’s Business.  Purchaser has engaged in no business and has no assets.  It has no liabilities or obligations other than those created under this Agreement.  Purchaser was formed solely to acquire the business of Panacea pursuant to the Share Exchange contemplated by this Agreement, and as of the Closing Purchaser shall preserve intact and operate as a going concern the business of Panacea.

3.02         Representations and Warranties of the Panacea Members.  Each of the Panacea Members hereby severally represents and warrants to MyCause that:

(a)
Capacity and Authority.  He has the full legal capacity and power, corporate or otherwise, as applicable, to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the transactions contemplated in this Agreement and to fulfill his obligations under this Agreement.

(b)
Due Execution and Delivery.  This Agreement has been duly executed and delivered by him and this Agreement constitutes his legal, valid and binding obligation enforceable against him in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforceable of creditors’ rights generally.

(c)
Good and Marketable Title.  He is the registered and beneficial owner of, and at the Closing Purchaser will receive from him good and marketable title to, the Membership Interests listed opposite his name on Schedule "A" hereto, free and clear of all Encumbrances

(d)
No Violation.  To his best knowledge, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with and fulfillment of the terms and provisions of this Agreement, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under:

(i)	the Certificate of Formation or Operating Agreement of Panacea;

(ii)	any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which Panacea is a party or by which it is bound;

(iii)	create or result in the imposition of any Encumbrance on any of the assets of Panacea; or

(iv)	violate any applicable laws, rules or regulations.

(e)
Outstanding Securities.  To his best knowledge, Panacea has no outstanding Membership Interests other than those listed on Schedule "A" and no outstanding options, warrants or other convertible securities; no litigations, claims, proceedings or investigations are pending or threatened against Panacea; all of Panacea’s issued and outstanding Membership Interests have been duly and validly issued and are fully-paid and non-assessable; Panacea has good and marketable title to its assets; Panacea has no material liabilities, contingent or otherwise, except as set forth in Panacea’s audited December 31, 2012 and 2011 financial statements and the notes thereto, which have been delivered to Purchaser, and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position and results of operations of Panacea for the subject periods.

(f)	Investment Intent.

(i)
He is acquiring the MyCause Shares for his own account with the present intention of holding such securities for purposes of investment, and has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; and he understands that the MyCause Shares to be issued in the Share Exchange are "restricted securities" as defined in Rule 144 under the 1933 Act and have not been registered pursuant to the provisions of the 1933 Act, inasmuch as their proposed acquisition of the MyCause Shares is taking place in a transaction not involving any public offering.

(ii)	He is knowledgeable, experienced and sophisticated in financial and business matters and able to evaluate the risks and benefits of his investment in the MyCause Shares.

(iii)
He is able to bear the economic risk of his investment in the MyCause Shares for an indefinite period of time because the MyCause Shares have not been, and they will not be, registered under the 1933 Act and, therefore, cannot be sold unless an exemption from such registration requirement is available.

(iv)
He has received, read and understood the Registration Statement, and he otherwise has had full access to such other information concerning each of Panacea and Purchaser that he has requested and that was necessary to enable him to evaluate the merits and risks of the Share Exchange and an investment in Purchaser and the MyCause Shares he shall receive in exchange for his Panacea Membership Interests; he has had an opportunity to ask questions and receive answers concerning the financial condition and business of Purchaser after giving effect to the Share Exchange; and he has had access to and had obtained such additional information concerning Purchaser after giving effect to the Share Exchange and such Shares as he has deemed necessary.

ARTICLE IV
INDEMNIFICATION

4.01           Mutual Indemnifications for Breaches of Warranty.  MyCause hereby covenants and agrees with the Panacea Members, and the Panacea Members hereby covenant and agree severally with MyCause (the parties covenanting and agreeing to indemnify another party under this section are hereinafter individually referred to as the "Indemnifying Parties" and the parties being indemnified by another Party under this Section are hereinafter individually referred to as the "Indemnified Party") to indemnify and save harmless the Indemnified Party from and against any claims which may be made or brought against the Indemnified Party and/or which the Indemnified Party may suffer or incur as a result of, or arising out of, any non-fulfillment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement.

ARTICLE V
GENERAL

5.01           Notices.  All notices or other communications required to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by transmittal by facsimile, electronic mail (in portable document format ("PDF")) or other form of recorded communication addressed to the recipient as follows:

To MyCause:

39445 Floral Lane
Mechanicsville, Maryland 20659
Facsimile:  _________________

To the Panacea Members:  To their respective addresses as stated in the books and records of Panacea, or to such other address, facsimile number or individual as may be designated by notice given by a party to the others.  Any such communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by facsimile or electronic mail or other  form of recorded communication, shall be deemed given and received on the date of such transmission if electronic confirmation of transmission is obtained showing receipt during normal business hours of the recipient, and on the next Business Day if it shows receipt after the end of such normal business hours on the date of its transmission.  If the party giving any such communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such communication shall not be mailed but shall be given by personal delivery or by facsimile or electronic mail transmittal.

5.02           Further Assurances.  The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall execute and deliver such further documents, instruments, papers and information as may be reasonably requested by another party hereto in order to carry out the purpose and intent of this Agreement.

5.03           Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the local laws of the State of New York.  The parties hereby attorn to the exclusive jurisdiction of the federal courts of New York sitting in the Borough of Manhattan in any dispute that may arise hereunder.

5.04           Counterparts.  For the convenience of the parties, this Agreement may be executed in several counterparts, each of which when so executed shall be, and be deemed to be, an original instrument and such counterparts together shall constitute one and the same instrument (and notwithstanding their date of execution shall be deemed to be the date as of the date of this Agreement).  A signed facsimile or PDF copy of this Agreement shall be effective and valid proof of execution and delivery.

5.05           Entire Agreement.  This Agreement, including Schedule A attached hereto, together with the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties; and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein and therein.  This Agreement may not be amended or modified in any respect except by written instrument signed by all parties.

5.06           Severability.  The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained; and this Agreement shall be construed and interpreted as if such invalid or unenforceable provision or covenant were omitted.

5.07           Enurement.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by successors and permitted assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MYCAUSE BEVERAGES INC.

By:	/s/ Michael J. Fitzgerald, II
Name: Michael J. Fitzgerald, II
Title: President
I have authority to bind the corporation

MEMBERS OF PANACEA BEVERAGE COMPANY LLC:

/s/ Michael J. Fitzgerald
Michael J. Fitzgerald

/s/ Michael J. Fitzgerald, II
Michael J. Fitzgerald, II

/s/ John Burroughs
John Burroughs

/s/ John Francis Fitzgerald
John Francis Fitzgerald

/s/ Mary Collins
Mary Collins

/s/ Thomas Watts
Thomas Watts

/s/ William Fitzgerald
William Fitzgerald

/s/ Kathleen Fitzgerald
Kathleen Fitzgerald

VEX, Inc.

By:	/s/ Brian Bozick
Name: Brian Bozick
Authorized Signatory

/s/ Albert G. Nahas
Albert G. Nahas

/s/ Joseph Richardson
Joseph Richardson

/s/ Pat DePasquate
Pat DePasquate

/s/ Megan DePasquate
Meghan DePasquate

/s/ R. Neal Brown
R. Neal Brown

/s/ Sherry Rosensteen
Sherry Rosensteen

/s/ John L. Magnani
John L. Magnani

/s/ Konstantin Khludenev
Konstantin Khludenev

SCHEDULE "A"

Name of Panacea Member	Panacea Membership Interest Units Owned*	My Cause Shares to be Received	% Ownership of MyCause

Michael J. Fitzgerald, Sr.	283.5	9,824,588	49.120
Michael J. Fitzgerald, II	283.5	9,824,588	49.120
John Burroughs	1.0	29,985	.150
John Francis Fitzgerald	2.0	59,970	.300
Mary Collins	1.0	29,985	.150
Thomas Watts	1.0	29,985	.150
William and Kathleen Fitzgerald	1.0	29,985	.150
VEX, Inc.	1.0	29,985	.150
Albert G. Nahas	.1	2,998.5	.010
Joseph Richardson	.1	2,998.5	.010
Pat and Meghan DePasquate	1.0	29,985	.150
R. Neal Brown	1.0	29,985	.150
Sherry Rosensteen	.5	14,993	.075
John L. Magnani	1.0	29,985	.150
Konstantin Khludenev	1.0	29,985	.150
		20,000,000	100.00%

*Messrs. Fitzgerald own Class A Units; all others own Class B Units.